Registration No. 333-272049
Registration No. 333-258161
Registration No. 333-233124
Registration No. 333-230125
Registration No. 333-155258
Registration No. 333-107380
Registration No. 333-52211

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-272049
FORM S-8 REGISTRATION STATEMENT NO. 333-258161
FORM S-8 REGISTRATION STATEMENT NO. 333-233124
FORM S-8 REGISTRATION STATEMENT NO. 333-230125
FORM S-8 REGISTRATION STATEMENT NO. 333-155258
FORM S-8 REGISTRATION STATEMENT NO. 333-52211

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-107380

UNDER
THE SECURITIES ACT OF 1933

Superior Industries International, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2594729 (IRS Employer Identification No.)

26600 Telegraph Road, Suite 400 Southfield, Michigan (Address of principal executive offices)	48033 (Zip Code)

Superior Industries International, Inc. 2018 Equity Incentive Plan, as amended
Superior Industries International, Inc. 2019 Inducement Grant Plan
Superior Industries International, Inc. 2008 Equity Incentive Plan
Superior Industries International, Inc. 2003 Equity Incentive Plan
Stock Option Agreement
(Full title of the plan)

David M. Sherbin
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer
Superior Industries International, Inc.
26600 Telegraph Road, Suite 400
Southfield, Michigan 48033
(248)-352-7300
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christodoulos Kaoutzanis, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Superior Industries International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•
Registration Statement on Form S-8, File No. 333-272049, filed on May 18, 2023, registering 3,400,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the Superior Industries International, Inc. 2018 Equity Incentive Plan (as most recently amended and restated effective May 17, 2023) (the “2018 Equity Plan”);

•	Registration Statement on Form S-8, File No. 333-258161, filed on July 26, 2021, registering 2,000,000 shares of Common Stock issuable under the 2018 Equity Plan;

•
Registration Statement on Form S-8, File No. 333-233124, filed on August 8, 2019, registering 2,458,747 shares of Common Stock issuable under the Superior Industries International, Inc. 2019 Inducement Grant Plan;

•	Registration Statement on Form S-8, File No. 333-230125, filed on March 7, 2019, registering 850,000 shares of Common Stock issuable under the 2018 Equity Plan;

•
Registration Statement on Form S-8, File No. 333-155258, filed on November 10, 2008, which was a new registration statement and Post-effective Amendment No. 1 to the Company’s Registration Statement on Form S-8, File No. 333-107380, filed on July 28, 2003 (the “2003 Form S-8”), registering (i) 346,351 shares of Common Stock issuable under the Superior Industries International, Inc. 2003 Equity Incentive Plan (the “2003 Equity Plan”) previously registered on the 2003 Form S-8, but which were unused and unsold, and (ii) 3,153,649 shares of Common Stock issuable under the Superior Industries International, Inc. 2008 Equity Incentive Plan;

•	The 2003 Form S-8 registering 3,000,000 shares of Common Stock issuable under the 2003 Equity Plan; and

•
Registration Statement on Form S-8, File No. 333-52211, filed on May 8, 1998, registering 5,000 shares of Common Stock issuable upon exercise of a non-qualified stock option granted to a non-employee director of the Company.

On December 8, 2025, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 8, 2025, by and among the Company, SUP Parent Holdings, LLC, a Delaware limited liability company (“Parent”), and SUP Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent.

In connection with the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance and remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of the securities registered and remaining unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on December 8, 2025.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.